Exhibit 18.1

PricewaterhouseCoopers LLP
Suite 900
1800 Tysons Boulevard
McLean VA 22102
Telephone (703) 918 3000
Facsimile (703) 918 3100
www.pwc.com
May 11, 2007
Board of Directors
Standard Aero Holdings, Inc.
Winnipeg, Manitoba
Canada R3H 1B3
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.
We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007. Note 2 therein describes a change in accounting principle for recognizing revenue under Financial Accounting Standards Board Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts” (“FTB 90-1”), relating to the Company’s fixed price pay-by-the-hour engine maintenance contracts (“PBH Contracts”). The Company has changed its accounting principle for recognizing revenue under FTB 90-1 for PBH Contracts from a proportional performance model based on actual costs incurred to a proportional performance model based on the expected number of completed output deliverables under each contract. It should be understood that the preferability of one acceptable method of accounting over another for recognizing revenue surrounding PBH Contracts has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3.”
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2006. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.
Very truly yours,
PricewaterhouseCoopers LLP